Exhibit (a)(1)(E)

November 2, 2016

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Everyday Health, Inc.

at

$10.50 Net Per Share Pursuant to the Offer to Purchase

Dated November 2, 2016

by

Project Echo Acquisition Corp.

a direct wholly-owned subsidiary of

Ziff Davis, LLC,

a wholly-owned subsidiary of

j2 Global, Inc.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase dated November 2, 2016 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Project Echo Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Ziff Davis, LLC, a Delaware limited liability company (“Parent”), and a wholly-owned subsidiary of j2 Global, Inc., to purchase all issued and outstanding shares of common stock, par value $0.01 per share (collectively, the “Shares” and each, individually, a “Share”), of Everyday Health, Inc., a Delaware corporation (“Everyday Health”), at a price of $10.50 per Share, net to the seller in cash, without interest (the “Offer Price”), subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer.

Also enclosed is Everyday Health’s Solicitation/Recommendation Statement on Schedule 14D-9.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR OUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The purchase price offered by the Purchaser is $10.50 per Share, net to the seller in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions of the Offer to Purchase.

2.	The Offer is being made for all issued and outstanding Shares.

3.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 21, 2016 (the “Merger Agreement”), by and among Everyday Health, Parent, the Purchaser and (solely with respect to Section 9.11 thereof) j2. Pursuant to the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of the conditions to the Merger, the Purchaser will be merged with and into Everyday Health (the “Merger”) as soon as practicable, without a vote of the stockholders of Everyday Health, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with Everyday Health surviving the Merger as a direct wholly-owned subsidiary of Parent. At the effective time of the Merger, each Share then outstanding (other than Shares accepted for payment in the Offer and Shares owned by Everyday Health stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, subject to any withholding of taxes required by applicable law, as set forth in the Merger Agreement and described in the Offer to Purchase.

4.	The board of directors of Everyday Health unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair and advisable to, and in the best interest of, Everyday Health and its stockholders, (ii) agreed that the Merger shall be effected pursuant to Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance by Everyday Health of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and (iv) resolved to recommend that Everyday Health’s stockholders accept the Offer and tender their Shares to the Purchaser in response to the Offer.

5.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 2, 2016 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” MEANS THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

6.

There is no financing condition to the Offer. The Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, is conditioned on The Offer is conditioned on, among other things, the satisfaction of the Minimum Condition (as defined below). The “Minimum Condition” requires that number of Shares validly tendered in accordance with the terms of the Offer, and not validly withdrawn, on or prior to the end of the day, by one minute after 11:59 p.m., New York City time, on Friday, December 2, 2016 (which we refer to as the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), together with the Shares, if any, then owned by Parent and its affiliates (including the Purchaser) (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received), represent at least one more Share than 50% of the sum (without duplication) of (x) the total number of Shares outstanding at the time of the expiration of the Offer plus (y) the aggregate number of Shares issuable to holders of options to purchase Everyday Health common stock (each, a “Company Option”) from which Everyday Health has received notices of exercise prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders of Company Options), to the extent that the foregoing Company Options are outstanding immediately prior to the time at which the Purchaser accepts for payment and pays for such number of Shares validly tendered and not withdrawn as satisfies this condition (the “Offer Acceptance Time”) regardless of whether vested or otherwise exercisable at or immediately prior to the Offer Acceptance Time, plus (z) the aggregate number of Shares that will be issuable upon the deemed exercise of any warrants to purchase Everyday Health common stock, to the extent that such warrants are outstanding immediately prior to the Offer Acceptance Time and exercisable at or immediately prior to the Offer Acceptance Time. Pursuant to the Merger Agreement, for purposes of determining whether the Minimum Condition has been satisfied, Parent and the Purchaser shall include for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures if and only if Shares subject to such guarantees have been received by American Stock Transfer & Trust Company, LLC, which is acting as the depositary for the Offer, as of the Expiration Date. The Offer is also subject to the satisfaction of certain other conditions described in this Offer to Purchase, including, among other conditions, (i) the expiration or termination of the waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer having been issued by any court of competent jurisdiction or remaining in effect nor any action having been taken, or any legal requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger, (iii) that the Merger Agreement has not been terminated in accordance with its terms and (iv) holders of Shares representing no more than 15% of the outstanding Shares have demanded (and not withdrawn) appraisal rights under Section 262 of the DGCL for such Shares. See Section 14—“Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

7.	Tendering stockholders will not be obligated to pay brokerage fees or commissions to the depositary for the Offer, American Stock Transfer & Trust Company, LLC (the “Depositary”), or the information agent for the Offer, D.F. King & Co., Inc. (the “Information Agent”), nor, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, U.S. federal income tax backup withholding (currently 28%), or other applicable withholding in other jurisdictions may be required unless an exemption applies and is properly demonstrated to the Depositary or other paying agent including, if applicable, via the provision of a certificate from the applicable tax authority or unless the required taxpayer identification information and certain other certifications are provided to the Depositary or other paying agent. See section labelled “Important Tax Information” of the Letter of Transmittal.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state or any administrative or judicial action pursuant thereto. However, the Purchaser may take such action as it deems necessary to make the Offer in any state and extend the Offer to holders of such Shares in such state.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Everyday Health, Inc.

at

$10.50 Net Per Share Pursuant to the Offer to Purchase

Dated November 2, 2016

by

Project Echo Acquisition Corp.

a direct wholly-owned subsidiary of

Ziff Davis, LLC,

a wholly-owned subsidiary of

j2 Global, Inc.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated November 2, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal relating to shares of common stock, par value $0.01 per share (the “Shares”) of Everyday Health, Inc., a Delaware corporation (“Everyday Health”).

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:(1)	SIGN HERE

Shares

(Signature(s))

Please Type or Print Name(s)

Please Type or Print Name(s)

Area Code and Telephone Number

Tax Identification Number or Social Security Number

Dated:

(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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